Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183619

PROSPECTUS SUPPLEMENT

(To prospectus dated September 19, 2012)

$40,000,000

JMP Group Inc.

8.00% Senior Notes due 2023

We are offering $40,000,000 principal amount of 8.00% Senior Notes due 2023 (the “notes”). Interest on the notes will accrue from January 25, 2013 and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2013.  The notes will mature on January 15, 2023. We may redeem the notes in whole or in part on or after January 15, 2016, at our option at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption, as described under “Description of Notes—Optional Redemption.” The notes will be issued in denominations of $25 and in integral multiples thereof.

The notes will be our general unsecured senior obligations, will rank equally with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

Investing in our notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement, and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”) and expect trading in the notes to begin within 30 days of January 25, 2013, the original issue date.

	Price to Public(1)	Underwriting Discount	Proceeds to JMP Group, Inc. Before Expenses(1)
Per note	$25.00	$0.7875	$24.2125
Total notes(2)	$40,000,000	$1,260,000	$38,740,000

(1)           Plus accrued interest from January 25, 2013, if the initial settlement occurs after that date.
(2)           Assumes no exercise of the underwriters’ overallotment option described below.

The underwriters may also purchase up to an additional $6,000,000 principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover overallotments, if any. If the underwriters exercise this option in full, the total underwriting discount will be $ 1,449,000, and our total proceeds, before expenses, will be $ 44,551,000.

The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about January 25, 2013.

Joint Book-Running Managers
UBS Investment Bank	Stifel Nicolaus Weisel	JMP Securities

Co-Managers
Sterne Agee	Keefe, Bruyette & Woods	MLV & Co.

The date of this prospectus supplement is January 17, 2013.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to JMP Group Inc. (“JMP”), and its wholly-owned subsidiaries, including JMP Securities LLC (“JMP Securities”), Harvest Capital Strategies LLC (“HCS”) and JMP Credit Advisors LLC (“JMP Credit Advisors”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents we incorporate by reference therein or that are deemed to be a part thereof, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. They also include statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure or other financial terms. For a non-exhaustive list of certain forward-looking statements that are incorporated by reference into or deemed to be a part of this prospectus and any prospectus supplement, please refer to the “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” in this prospectus supplement and in other sections of (i) our Annual Report on Form 10-K for the year ended December 31, 2011 or (ii) our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus supplement, the prospectus and the documents incorporated by reference therein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated therein by reference.

About JMP Group Inc.

We are a full-service investment banking and asset management firm. We provide investment banking, sales and trading, and equity research services to corporate and institutional clients, and alternative asset management products and services to institutional investors and high net-worth individuals. In addition, we manage and invest in corporate credit instruments through collateralized loan obligations and direct investments.

We focus our efforts on small- and middle-market companies in the following four growth industries: financial services, healthcare, real estate, and technology.  Our specialization in these areas has enabled us to develop recognized expertise and to cultivate extensive industry relationships. As a result, we have established our firm as a key advisor for our corporate clients, a trusted resource for institutional investors, and an effective investment manager for our asset management clients. We currently operate from our headquarters in San Francisco and from additional offices in New York, Boston, Chicago, Minneapolis and Alpharetta, GA.

We provide our corporate clients with a wide variety of services, including strategic advice and capital raising solutions, sales and trading support, and equity research coverage. We provide institutional investors with capital markets intelligence and objective, informed investment recommendations about individual equities that are not widely followed. We believe that our concentration on small and middle-market companies, as well as our broad range of product offerings, positions us as a leader in what has traditionally been an underserved and high-growth market.

The selection of our four target industries, the development of multiple products and services and the establishment of our four revenue-producing business lines—investment banking, sales and trading, equity research and asset management—has created a diversified business model, especially when compared to that of our more specialized competitors. We have been able to balance somewhat volatile revenue streams from our investment banking activities and incentive-based asset management fees with more stable revenue streams from our sales and trading commissions and base asset management fees. In addition, our target industries have historically performed, in certain respects, counter-cyclically to one another, allowing us to win business and generate revenues in various economic and capital markets conditions. In 2009, as part of our ongoing efforts to diversify our asset management business, we acquired a corporate credit business that operates as a manager of collateralized loan obligations. In 2011, we launched a specialty finance company that provides customized financing to small and midsized businesses.

We conduct our primary business activities through three wholly-owned or majority-owned subsidiaries: JMP Securities, our broker-dealer operation; HCS, our asset management arm, which is an investment adviser registered with the SEC; and JMP Credit Advisors, our corporate credit operation.

THE OFFERING

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.”

Issuer	JMP Group Inc.

Notes Offered	$40.0 million aggregate principal amount of 8.00% notes due 2023 ($46.0 million aggregate principal amount if the underwriters’ overallotment option is exercised in full).

Offering Price	100% of the principal amount.

Maturity	The notes will mature on January 15, 2023, unless redeemed prior to maturity.

Interest Rate and Payment Dates
We will pay 8.00% interest per annum on the principal amount of the notes, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2013, and at maturity.

Ranking
The notes will be our general unsecured senior obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes will be effectively subordinated in right of payment to all of our existing and future secured obligations to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. As of December 31, 2012, we had approximately $38.7 million of indebtedness held at our subsidiaries (excluding the indebtedness of Cratos CLO I, Ltd. (“Cratos CLO”), which is consolidated in our financial statements together with the loans collateralizing such indebtedness for financial reporting purposes).

Optional Redemption
We may redeem the notes, in whole or in part, on or after January 15, 2016, at our option, at any time and from time to time, prior to maturity at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Optional Redemption” for additional details.

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes. For additional information, see “Use of Proceeds.”

Further Issuances
We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes shall constitute and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes; provided that such further notes are fungible for United States federal income tax purposes with the notes.

Listing	We intend to apply to list the notes on the NYSE. We expect trading in the notes to begin within 30 days of January 25, 2013, the original issue date.

Form and Denomination	The notes will be issued in fully registered form in denominations of $25 and integral multiples thereof.

Trustee and Paying Agent	U.S. Bank National Association

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Conflicts of Interest
JMP Securities LLC, our wholly-owned subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which JMP Securities LLC participates will conform to the requirements set forth in FINRA Rule 5121 and/or any other rule which might complement, substitute or supersede FINRA Rule 5121, and UBS Securities LLC will act as “qualified independent underwriter” for this offering.  Additionally, client accounts over which JMP Securities LLC or any affiliate has investment discretion are not permitted to purchase the notes, either directly or indirectly, without the specific written approval of the accountholder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

RISK FACTORS

Before you invest in our notes, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the information incorporated by reference, including risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, before purchasing the notes offered pursuant to this prospectus supplement. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occurs, our business, financial condition or results of operations could be negatively affected.

Risks Relating to This Offering

Increased leverage as a result of this offering may harm our financial condition and results of operations.

As of December 31, 2012, our total indebtedness was approximately $38.7 million, which consists of outstanding borrowings by JMP Group LLC, our wholly-owned subsidiary, under its credit facility. This does not include asset-backed securities of Cratos CLO, which are consolidated in our financial statements, together with the loans collateralizing such securities, for financial reporting purposes, even though Cratos CLO is a bankruptcy remote entity with no recourse to us. Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the notes;

•
a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes or fail to maintain a minimum level of liquidity, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes. In addition, we may incur additional indebtedness in the future, and, as a result, the related risks that we now face, including those described above, could intensify. A default, if not waived, could result in acceleration of the debt outstanding under the related agreement.  If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it.  Even if new financing were then available, it may not be on terms that are acceptable to us. The indenture for the notes will not restrict our ability to incur additional indebtedness.

The notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions. For instance, if JMP Group LLC, our wholly owned subsidiary and the parent company of our other subsidiaries, fails to meet a financial covenant or otherwise defaults under the terms of its existing credit agreement, it will not be permitted to pay any dividends or make any other distributions to us.  See “Description of Certain Indebtedness” in this prospectus supplement. Payments to us by our subsidiaries also will be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including senior and subordinated debtholders and general trade creditors. As of December 31, 2012, we had approximately $38.7 million of indebtedness held at our subsidiaries. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

We have made only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•
require us to maintain any financial ratios or specific levels of net worth, revenues, income or cash flows and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

 Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and does not require us to repurchase the notes upon a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

We may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time on or after January 15, 2016. The redemption price will equal the principal amount being redeemed, plus accrued and unpaid interest to the redemption date. See “Description of the Notes—Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there is currently no public market. Although we intend to apply to list the notes on the NYSE, we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this prospectus supplement. We have been informed by the underwriters that they intend, but are not obligated, to make a market for the notes should the notes not be approved for listing. If such a market were to develop, on the NYSE or otherwise, the notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the notes;

•	their subordination to the existing and future liabilities of our company and our subsidiaries;

•	the outstanding principal amount of the notes; and

•	the level, direction and volatility of market interest rates generally.

The notes will not be rated and we do not intend to seek a rating for the notes.

We do not intend to have the notes rated by any rating agency. Unrated securities usually trade at a discount to similar rated securities. As a result, there is a risk that the notes may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the notes. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the notes.

SELECTED HISTORICAL FINANCIAL INFORMATION

The summary historical financial information is derived from our audited consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, which are incorporated by reference into this prospectus supplement, and our audited financial statements as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which are not incorporated by reference into this prospectus supplement. The summary historical financial information for the nine months ended September 30, 2012 and 2011, and the historical balance sheet data as of September 30, 2012, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and should be read in conjunction with those unaudited consolidated financial statements and notes thereto.   In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

When you read this historical consolidated financial information, it is important that you also read the historical consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the unaudited consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

Prior to May 16, 2007, we conducted our business through a multi-member Delaware limited liability company, JMP Group LLC, or the Predecessor, pursuant to its Third Amended and Restated Limited Liability Company Operating Agreement dated as of August 18, 2004, as amended, or the Operating Agreement. One of JMP Group LLC’s members, JMP Holdings Inc., was established in August 2004 to enable investors to invest through a corporate entity in the membership interests of JMP Group LLC. Shares of common stock of JMP Holdings were issued in a private offering in August 2004. JMP Holdings’ only significant asset until May 16, 2007 was its investment in JMP Group LLC, comprised of the member interests of JMP Group LLC purchased with the net proceeds received from issuance of JMP Holdings’ common stock.

In connection with its initial public offering, JMP Holdings changed its name to JMP Group Inc., and effective May 16, 2007, members of JMP Group LLC exchanged the outstanding membership interests of JMP Group LLC for shares of common stock of JMP Group Inc. As a result of the exchange, JMP Group LLC became JMP Group Inc.’s wholly-owned subsidiary and JMP Group Inc., or the Successor, completed its initial public offering on May 16, 2007.

	Nine Months Ended September 30,		Year Ended December 31,				May 16, 2007 through December	January 1, 2007 through May
	2012	2011	2011	2010	2009	2008	31, 2007	15, 2007
(In thousands, except per share data)				Successor				Predecessor
	(unaudited)		(audited)
Revenues:
Investment banking	$38,010	$40,332	$46,114	$45,577	$39,924	$27,249	$32,222	$16,055
Brokerage	16,275	19,370	25,461	28,259	34,004	35,731	21,835	12,987
Asset management fees	10,721	14,893	19,785	12,231	20,148	11,369	3,830	1,218
Principal transactions	12,309	(106)	1,615	3,421	18,517	(4,657)	2,404	541
Gain on sale and payoff of loans	2,643	14,981	17,020	39,363	22,268	—	—	—
Gain on repurchase of asset-backed securities issued	—	—	—	—	4,705	—	—	—
Gain on bargain purchase	—	—	—	—	1,179	—	—	—
Net dividend income	(25)	870	1,365	2,248	2,521	3,174	1,449	399
Other income	3,507	2,536	4,336	3,466	2,593	1,158	534	326
Non-interest revenues	83,440	92,876	115,696	134,565	145,859	74,024	63,274	31,526
Interest income	24,051	25,799	33,356	45,162	35,370	2,392	2,007	732
Interest expense	(29,573)	(26,640)	(35,747)	(33,687)	(25,924)	(408)	(160)	(570)
Net interest income (expense)	(5,522)	(661)	(2,391)	11,475	9,446	1,984	1,847	162
Provision for loan losses	(1,812)	(477)	(1,944)	(1,327)	(5,821)	(2,896)	—	—
Total net revenues after provision for loan losses	76,106	91,738	111,361	144,713	149,484	73,112	65,121	31,688
Non-interest expenses:
Compensation and benefits	55,833	66,218	89,017	95,708	105,179	65,746	45,618	18,393
Income allocation and accretion-Redeemable Class A member interests (1)	—	—	—	—	—	—	—	117,418
Administration	4,604	5,060	6,649	5,752	5,050	5,887	3,371	1,771
Brokerage, clearing and exchange fees	2,656	3,552	4,735	5,110	5,284	5,063	3,366	1,689
Travel and business development	2,435	2,568	3,681	3,447	2,396	3,473	1,930	1,197
Communications and technology	2,642	2,929	3,988	3,969	3,892	3,837	2,475	1,390
Occupancy	2,352	2,216	2,927	2,666	2,448	1,905	1,184	700
Professional fees	2,324	2,311	2,955	3,080	3,589	3,065	2,054	376
Depreciation	642	529	721	635	746	963	688	526
Impairment loss on purchased management contract	—	700	700	2,750	—	—	—	—
Other	282	343	426	611	555	20	185	(241)
Total non-interest expenses	73,770	86,426	115,799	123,728	129,139	89,958	60,871	143,218
Net income (loss) before income tax expense	2,336	5,312	(4,438)	20,985	20,345	(16,846)	4,250	(111,530)
Income tax expense (benefit)	(1,547)	2,354	(1,670)	8,577	7,663	(5,701)	(2,537)	—
Net income (loss)	3,883	2,958	(2,768)	12,408	12,682	(11,145)	6,787	(111,530)
Less: Net income (loss) attributable to nonredeemable non-controlling interest	6,832	(475)	(257)	2,805	1,872	(498)	247	167
Net income (loss) attributable to JMP Group Inc.	$(2,949)	$3,433	$(2,511)	$9,603	$10,810	$(10,647)	$6,540	$(111,697)

Net income (loss) attributable to JMP Group Inc. per common share:
Basic	$(0.13)	$0.15	$(0.11)	$0.44	$0.52	$(0.53)	$0.30	—
Diluted	$(0.13)	$0.15	$(0.11)	$0.43	$0.49	$(0.53)	$0.30	—
Dividends declared per common share	$0.100	$0.075	$0.105	$0.055	$0.040	$0.200	$0.075	—
Weighted average common shares outstanding:
Basic	22,654	22,152	22,118	21,646	20,791	20,211	21,830	—
Diluted	22,977	22,634	23,069	22,396	22,137	20,211	21,916	—

(1) Prior to our initial public offering we were organized as a limited liability company and issued to employee members Redeemable Class A member interests, which were entitled to their pro rata share of our income. Our Third Amended and Restated Limited Liability Company Agreement, as amended, provided that each employee member may elect to redeem their Redeemable Class A member interests upon resignation from us. Because of this repurchase feature, the Redeemable Class A member interests were classified as a liability in our statement of financial condition. As a result of the liability classification, the pro rata share of income allocated to the Redeemable Class A member interests based on ownership percentages and any changes in the redemption amount of the Redeemable Class A member interests were recorded as expense in our statement of income.

 USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $38,290,000 after discounts, commissions and expenses related to this offering. The net proceeds from this offering will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” are defined as earnings from continuing operations before income taxes, and cumulative effect of a change in accounting principle adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries that did not have fixed charges. “Fixed charges” consist of interest expense primarily related to borrowings under our credit facility and interest expense paid to the note holders in Cratos CLO, the assets and liabilities of which are consolidated in our financial statements.

	Nine Months Ended September 30,		Year Ended December 31,							May 16, 2007 through December 31,		January 1, 2007 through May 15,
	2012		2011		2010		2009		2008	2007		2007
	Successor											Predecessor
Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges	$(5,752,061)		$(4,540,518)		$18,589,575		$12,265,841		$(18,553,476)	$2,477,366		$(112,115,946)
Fixed charges:
Interest expense on all indebtedness	$29,573,098		$35,747,267		$33,687,462		$25,924,278		$402,733	$160,044		$569,901
Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges, plus fixed charges	$23,821,037		$31,206,749		$52,277,037		$38,190,119		$(18,150,743)	$2,637,410		$(111,546,045)
Ratio of earnings to fixed charges	0.81	x	0.87	x	1.55	x	1.47	x	— (1)	16.48	x	— (1)

(1) Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees for the year ended December 31, 2008, and the period from January 1, 2007 through May 15, 2007 were inadequate to cover fixed charges. We would have needed additional pre-tax income from continuing operations of $18,553,476, and $112,115,946 respectively, to achieve coverage of 1:1 in these periods.

Adjusted Ratio Of Operating Earnings To Fixed Charges

In addition to the GAAP financial information presented in this prospectus supplement, JMP Group presents an adjusted ratio of operating earnings to fixed charges, which is non-GAAP financial measure.  The non-GAAP financial measures presented should not be considered a substitute for measures that are presented in a manner consistent with GAAP. Certain of the adjustments in adjusted operating pre-tax net income and adjusted fixed charges concern gains, losses or expenses that we expect to continue to recognize and the adjustment of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, we believe that both our GAAP measures and non-GAAP measures should be considered together. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

	Nine Months Ended September 30,		Year Ended December 31,
	2012		2011		2010		2009		2008		2007(1)
	(dollars in thousands)
Adjusted operating pre-tax net income (loss) adjusted to exclude income or loss from equity investees and noncontrolling interest in operating net income (loss) of subsidiaries with no fixed charges	$16,952		$29,153		$35,290		$17,278		$(151)		$16,566
Adjusted Fixed charges:
Interest expense on all indebtedness excluding amortization of liquidity discounts on asset-backed securities issued	$4,669		$5,513		$6,692		$6,525		$403		$730
Adjusted operating pre-tax net income (loss) adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges, plus adjusted fixed charges	$21,621		$34,666		$41,982		$23,803		$252		$17,296
Adjusted ratio of operating earnings to fixed charges	4.63	x	6.29	x	6.27	x	3.65	x	0.63	x	23.69	x

(1)	The Predecessor and Successor periods in 2007 were combined for the purpose of computing the adjusted ratio of operating earnings to fixed charges.

Adjusted Operating Pre-Tax Net Income

Adjusted operating pre-tax net income is a non-GAAP financial measure that (i) reverses stock-based compensation expense related to equity awards granted both at the time of JMP Group’s May 2007 initial public offering and thereafter, (ii) excludes the net amortization of liquidity discounts on loans held and asset-backed securities issued by JMP Credit Corporation, (iii) excludes amortization expense related to an intangible asset, (iv) reverses loan loss provisions taken in connection with Harvest Capital Credit, (v) reverses net unrealized gains and losses on strategic equity investments and warrants, (vi) assumes an effective tax rate of 42%; (vii) reverses the income allocation and accretion expense related to Redeemable Class A member interests, which was a non-recurring non-cash expense related to our conversion from an LLC into a corporation at the time of our initial public offering, and (viii) excludes a bargain purchase gain resulting from the acquisition of Cratos Capital Partners by JMP Credit Corporation. Adjusted operating pre-tax and adjusted operating net income is a different measure than operating net income and adjusted operating net income that we report in our quarterly earnings releases.

Adjusted Fixed Charges

Adjusted fixed charges is a non-GAAP financial measure that excludes from our interest expense on all indebtedness the amortization of liquidity discounts on asset-backed securities issued by JMP Credit Corporation, which is a non-cash expense that is included as an interest expense on our income statement.

We utilize adjusted operating pre-tax net income and adjusted fixed charges, and the resulting adjusted ratio of operating earnings to fixed charges, as additional devices to aid in understanding and analyzing JMP Group’s financial results for the periods presented. We believe that the adjusted ratio of operating earnings to fixed charges provides useful information by excluding certain items that may not be representative of our core operating results or core business activities. We also believe that the adjusted ratio of operating earnings to fixed charges is a useful measure because it allows for a better evaluation of the performance of JMP Group’s ongoing business and facilitates a meaningful comparison of the company’s results in a given period to those in prior and future periods.

Reconciliations of JMP Group’s non-GAAP measures for the periods presented are set forth below.

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007(1)
	(dollars in thousands)
Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges	$(5,752)	$(4,541)	$18,590	$12,266	$(18,553)	$(109,639)
Add back (subtract):
Compensation expense - IPO RSUs	—	778	2,576	3,161	3,900	7,204
Compensation expense - post-IPO RSUs	582	9,526	4,998	6,582	7,181	286
Net amortization of liquidity discounts on loans and asset-backed securities issued	21,631	23,522	9,783	2,130	—	—
Loan loss provision - Harvest Capital Credit	258	109	—	—	—	—
Unrealized gain (loss) on strategic equity investments and warrants	233	(441)	(757)	(5,682)	7,321	752
Amortization of intangible asset	—	200	100	—	—	—
Gain on bargain purchase	—	—	—	(1,179)	—	—
Redeemable Class A member interest	—	—	—	—	—	545
Income allocation Redeemable Class A	—	—	—	—	—	117,418
Adjusted operating pre-tax net income (loss) adjusted to exclude income or loss from equity investees and noncontrolling interest in operating net income (loss) of subsidiaries with no fixed charges	$16,952	$29,153	$35,290	$17,278	$(151)	$16,566

Fixed charges:
Interest expense on all indebtedness	$29,573	$35,747	$33,687	$25,924	$403	$730
Subtract:
Amortization of liquidity discounts on asset-backed securities issued	(24,904)	(30,234)	(26,995)	(19,399)	—	—
Adjusted fixed charges	$4,669	$5,513	$6,692	$6,525	$403	$730

(1)	The Predecessor and Successor periods in 2007 were combined for the purpose of computing the adjusted ratio of operating earnings to fixed charges.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	On an actual basis; and

•	On an as adjusted basis to give effect to this offering as if it occurred on that date.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and “Selected Historical Financial Information,” appearing elsewhere in this prospectus supplement, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated in this prospectus supplement and the accompanying prospectus.

	September 30, 2012
(In thousands)	Actual	As adjusted
Cash and cash equivalents	$59,690	$97,980
Restricted cash and deposits (includes cash on deposit with clearing broker of $150)	$63,461	$63,461

Liabilities:
Marketable securities sold, but not yet purchased, at fair value	$11,383	$11,383
Accrued compensation	32,517	32,517
Asset-backed securities issued	406,461	406,461
Interest payable	647	647
Note payable	22,657	22,657
8.00% senior notes due 2023 offered hereby	—	40,000
Deferred tax liability	12,736	12,736
Other liabilities	24,271	24,271
Total liabilities	510,672	550,672
Redeemable non-controlling interest	161	161
JMP Group Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized; 22,780,052 shares issued and 22,705,994 shares outstanding	$23	$23
Additional paid-in capital	126,632	126,632
Treasury stock, at cost, 74,058 shares	(420)	(420)
Accumulated other comprehensive loss	(68)	(68)
Accumulated deficit	(5,376)	(5,376)
Total JMP Group Inc. stockholders' equity	120,791	120,791
Nonredeemable non-controlling interest	52,858	52,858
Total equity	173,649	173,649
Total liabilities and equity	$684,482	$724,482

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary description of the Credit Agreement entered into on August 3, 2006 by and between JMP Group LLC, our wholly-owned subsidiary (“JMPG LLC”), and City National Bank (“CNB”), as amended and restated as of October 11, 2012 (as so amended and restated, the “Credit Agreement”).  For further detail on the Credit Agreement, see Notes 7 and 22 to our consolidated financial statements included in, and a copy of the Credit Agreement filed as an exhibit to, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference herein.

As of December 31, 2012 (after taking into account any payments under the Credit Agreement that day), JMPG LLC’s total consolidated indebtedness under the Credit Agreement was $38.7 million, comprised of $10.5 million of a term loan of JMPG LLC (the “Initial Term Loan”), and $28.2 million of outstanding indebtedness under JMPG LLC’s revolving line of credit described below (the “Revolving Line of Credit”).

As of December 31, 2012 (after taking into account any payments under the Credit Agreement that day), the aggregate outstanding principal balance of the Initial Term Loan was approximately $10.5 million.  The Initial Term Loan is being repaid in equal quarterly payments of approximately $2.2 million, with the final payment date on December 31, 2013.

The Revolving Line of Credit has a maximum principal balance of the lesser of (i) $30.0 million, and (ii) $58.5 million minus (a) the principal amount of the Initial Term Loan then outstanding, (b) the principal amount of the Term Loan B (as defined below), and (c) the principal amount of the Broker/Dealer Line of Credit (as defined below) then outstanding.  Under the Credit Agreement, CNB has agreed to issue certain letters of credit in an amount not exceeding $2.5 million, the stated amounts of which will be a reduction to the availability of the Revolving Line of Credit and drawings thereunder may be converted into drawings under the Revolving Line of Credit.  The Revolving Line of Credit will remain available through August 24, 2013.  On such date, any outstanding amount converts into a term loan (the “Converted Term Loan”).  The Converted Term Loan will be repaid in quarterly installments of 3.75% of such term loan for the first two years, 5.00% of such term loan for the next two years, and the remainder due at maturity on August 24, 2017.

In addition, under the Credit Agreement and subject to the terms and conditions therein, CNB also has agreed to extend a $15.0 million term loan (the “Term Loan B” and, together with the Initial Term Loan, the Revolving Line of Credit and the Converted Term Loan, the “CNB Loans”) to JMPG LLC on or prior to March 31, 2013, subject to certain terms and conditions contained in the Credit Agreement.  The Term Loan B would be repaid in quarterly installments of approximately $1.2 million beginning March 31, 2014 and continuing through September 30, 2016, with a final payment of approximately $1.3 million on December 31, 2016.

The CNB Loans bear interest at LIBOR plus 2.25% (or, at JMPG LLC’s option, at CNB’s prime rate); however, JPMG LLC has entered into an interest rate cap with CNB to effectively lock in or fix the interest rate on the Initial Term Loan through maturity.  The interest rate cap will allow JPMG LLC to receive payments from CNB in the event that LIBOR plus 2.25% exceeds 3.75%, limiting the interest rate on the outstanding balance of the Initial Term Loan to such rate. The notional principal amount of the cap amortizes in accordance with the amortization of the Initial Term Loan, and was $10.5 million at December 31, 2012 (after taking into account reductions in the notional amount to reflect any payments under the Credit Agreement that day).

The Credit Agreement provides that the proceeds of the CNB Loans are subject to the following restrictions: (i) the Initial Term Loan and up to $5.0 million of the Revolving Line of Credit Loans may not be used for any purpose other than to fund Permitted Investments (as defined therein), to fund Permitted Acquisitions (as defined therein) and to fund JMPG LLC’s working capital needs in the ordinary course of its business; (ii) all other proceeds of the Revolving Line of Credit may not be used for any purpose other than to make investments in HCS and by HCS to make investments in loans that are made to persons that are not affiliates of borrower; and (iii) the Term Loan B may not be used for any purpose other than to make equity investments in Cratos CLO and by Cratos CLO to make Permitted Investments in collateralized loan obligations.

The Credit Agreement includes a mandatory prepayment of the Loans in an amount equal to the amount by which the proceeds of an additional credit facility incurred by Harvest Capital Credit LLC after October 11, 2012 exceeds $75.0 million.

The Credit Agreement includes minimum fixed charge and interest charge coverage ratios applicable to us and our subsidiaries, a minimum net worth covenant applicable to us and our subsidiaries and a minimum liquidity covenant applicable to JMPG LLC and its subsidiaries.  Based on preliminary results from the quarter ended December 31, 2012, we expect JMPG LLC to be in compliance with all of these financial covenants.  The Credit Agreement also includes an event of default for a “change of control” that tests, in part, the composition of our ownership and an event of default if two or more of Joseph A. Jolson, Carter Mack, Craig Johnson and Mark Lehmann fail to be involved actively on an ongoing basis in the management of JMPG LLC or any of its subsidiaries.

The CNB Loans are secured guaranteed by HCS and secured by a lien on substantially all assets of JMPG LLC and HCS.

Separately, under a Revolving Note and Cash Subordination Agreement, dated as of April 8, 2011, by and between CNB and JMP Securities, as amended, JMP Securities has a subordinated revolving line of credit with CNB (the “Broker/Deal Line of Credit”).  Draws on the Broker/Deal Line of Credit bear interest at the rate of prime.  The maximum principal amount of the Broker/Deal Line of Credit is $10.0 million at any one time on or prior to March 31, 2013 and $15.0 million at any one time thereafter and before October 11, 2013.  The Broker/Deal Line of Credit matures on October 11, 2014. There were no borrowings on this line of credit as of December 31, 2012.  JMPG LLC has guaranteed the obligations under the Broker/Deal Line of Credit pursuant to a General Continuing Guaranty dated as of April 8, 2011.  Furthermore, if any of the Broker/Deal Line of Credit remains outstanding for more than 30 days, an event of default will occur under the Credit Agreement.

DESCRIPTION OF NOTES

We will issue the notes under an Indenture dated as of January 25, 2013, between JMP Group Inc. and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the First Supplemental Indenture to be dated as of January 25, 2013.  The Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you.  The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus. Those documents, and not this description, define your legal rights as a holder of the notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of the Securities” in the accompanying prospectus.

For purposes of this description, the terms “JMP,” “Company,” “we,” “us” and “our” refer only to JMP Group Inc. and not to any of its subsidiaries, unless we specify otherwise.

General

The notes will be issued in an initial principal amount of $40.0 million ($46.0 million if the underwriters’ over-allotment option is exercised in full). We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series of notes for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in denominations of $25 and integral multiples thereof, except under the limited circumstances described below under “— Certificated Securities” in this prospectus supplement.

The indenture does not contain any provisions that would necessarily protect holders of notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

Optional Redemption

We may, at our option, at any time and from time to time, on or after January 15, 2016, redeem the notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Listing

We intend to apply to list the notes on the NYSE. We expect trading in the notes to begin within 30 days of the original issue date.

Interest

Interest on the notes will accrue at the rate of 8.00% per year from and including January 25, 2013 or the most recent interest payment date to which interest has been paid, and will be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2013. We will pay interest to those persons who were holders of record of such notes on the first day of the month corresponding to an interest payment date: January 1, April 1, July 1 and October 1, the record date preceding each interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will not provide a sinking fund for the notes.

If any interest payment date or the stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

Ranking

The notes will be our general unsecured senior obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally with all our other unsecured senior indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition our subsidiaries and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.  As of December 31, 2012, we did not have any indebtedness and our subsidiaries had approximately $38.7 million of total indebtedness, which consists of outstanding borrowings by JMP Group LLC, our wholly-owned subsidiary, under its credit facility, excluding the indebtedness of Cratos CLO, which is consolidated in our financial statements together with the loans collateralizing such indebtedness for financial reporting purposes.

Maturity

The notes will mature on January 15, 2023.

Certain Covenants

Payment of Principal, Interest or Additional Amounts.  The Company will duly and punctually pay the principal of and interest on or any additional amounts payable with respect to, the notes in accordance with their terms.

Maintenance of Office or Agency.  The Company will be required to maintain an office or agency in each place of payment for the notes for notice and demand purposes and for the purposes of presenting or surrendering notes for payment, registration of transfer, or exchange.

Reports.  So long as any notes are outstanding under the indenture, the Company will file with the trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Minimum Liquidity

So long as any of the notes are outstanding, as of the last business day of each fiscal quarter, the Company will have Liquidity of at least an amount equal to the lesser of (i) the aggregate amount due on the next eight scheduled quarterly interest payments on the notes or (ii) the aggregate amount due on all remaining scheduled quarterly interest payments on the notes until the maturity of the notes. The Company shall have the right to cure any failure to satisfy such minimum liquidity requirement in accordance with the fourth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” below.

For the purposes of this covenant, certain terms are defined as follows:

“Liquidity” means, as of any date of determination, the sum of (a) all unencumbered cash, Cash Equivalents and Marketable Securities directly held by the Company and (b) any unencumbered investments made directly by the Company in funds that are managed by the Company or any of its subsidiaries and which invest primarily in cash, Cash Equivalents and Marketable Securities, so long as the Company may withdraw such investments in immediately available funds upon 30 days or less prior notice.  For purposes of determining the amount of Liquidity, the value any asset described in clauses (a) and (b) above is deemed to be equal to the fair market value thereof as determined by senior management of the Company in good faith.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with (i) City National Bank or (ii) any bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000, and (f) shares of money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Marketable Securities” means any equity securities listed on a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the notes, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Events of Default, Notice and Waiver

The following are events of default under the indenture:

•	failure by us to pay the principal of on any note when due, whether at maturity, upon redemption or otherwise;

•	failure by us to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

•	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

•
failure by us to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•
a default by us or any of our significant subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or our significant subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable;

•
failure by us or any of our significant subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our significant subsidiaries exceeds $10.0 million, which are not stayed on appeal; and

•
certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Notwithstanding the paragraph above, for the first 360 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the heading “—Certain Covenants—Reports” above, the sole remedy for any such event of default shall be the accrual of additional interest on the notes at a rate per annum equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the next 180 days after the first 180 days following the occurrence of such event of default, in each case, payable quarterly at the same time and in the same manner as regular interest on the notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 360th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

After any acceleration of the notes, the holders of a majority in aggregate principal amount of the notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest on, any note; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, except as described in the following sentence, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. The trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•
is not in the payment or delivery of any amounts due (including principal or interest) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Limitation on Suits

The indenture limits the right of holders of the notes to institute legal proceedings. No holder will have the right to bring a claim under the indenture unless:

•	the holder has previously given written notice to the trustee that an event of default with respect to the notes is continuing;

•
the holders of not less than 25% of the aggregate outstanding principal amount of the notes shall have made a written request to the trustee to pursue the claim and furnished the trustee, if requested, security or an indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply within 60 days of receipt of the request and the offer of security or indemnity; and

•	during such 60-day period, no direction inconsistent with a request has been given to the trustee by the holders of a majority of the aggregate principal amount of the notes.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to the notes, that the Company may satisfy and discharge its obligations under the notes and the indenture if:

(a) all notes previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the notes have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the trustee, as trust funds solely for the benefit of the holders of such notes, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the notes to maturity or redemption, as the case may be, and pays all other sums payable by it under the indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the notes in certain circumstances and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to the notes pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the notes, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the notes (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of the notes, and such omission shall be deemed not to be an event of default under the third or fourth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” and (2) the occurrence of any event described in the fifth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” shall not be deemed to be an event of default, in each case with respect to the outstanding notes ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) the Company has irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the notes, for payment of the principal of and interest of the notes, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding notes of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c) no event of default or event which with notice or lapse of time would become an event of default with respect to the notes shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with;

(f) if the notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g) any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of the notes.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of the notes will survive with respect to the notes until otherwise terminated or discharged under the terms of the indenture or no notes are outstanding:

(a) the rights of holders of outstanding notes to receive payments in respect of the principal of, interest on or additional amounts, if any, payable in respect of, such notes when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d) the defeasance or covenant defeasance provisions of the indenture.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes, with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such supplemental indenture may, without the consent of the holder of each note affected thereby, among other things:

(a) change the stated maturity of the principal of, or any interest or additional amounts on, such notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of or any interest or additional amounts with respect to any note is payable, or impair or affect the right of any holder of notes to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

(b) reduce the percentage of outstanding notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; or

(c) modify any of the provisions of the sections of the indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of the securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

The indenture provides that the Company and the trustee may, without the consent of the holders of notes, enter into additional supplemental indentures for one of the following purposes:

•	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the indenture and in the notes;

•	to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

•	to establish the form and terms of the notes as permitted by the indenture;

•	to evidence and provide for a successor trustee under the indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•
to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided that no such action pursuant to this clause shall adversely affect the interests of the holders of notes in any material respect;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the notes under the indenture;

•	to add any additional events of default with respect to the notes;

•
to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of the notes, provided that such action does not adversely affect the interests of any holder of an outstanding note in any material respect;

•	to make provisions with respect to the conversion or exchange rights of holders of notes;

•	to pledge to the trustee as security for the notes any property or assets;

•	to add guarantees in respect of the notes;

•	to provide for certificated notes in addition to or in place of global notes;

•	to qualify the indenture under the Trust Indenture Act of 1939, as amended;

•
to conform the text of the indenture or the notes to any provision of this “Description of Notes”, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such notes; or

•	to make any other change that does not adversely affect the rights of holders of notes in any material respect.

Trustee

The trustee for the notes is U.S. Bank National Association. We have appointed the trustee as the paying agent and registrar with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have provided the trustee with such indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand, subject to certain conditions.

Denominations, Interest, Registration and Transfer

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any note. See “—Global Notes; Book-Entry Form” for a description of transfer restrictions that apply to the notes.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “—Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•
DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

•	we, at our option, notify the trustee that we have elected to cause the issuance of notes in definitive form under the indenture; or

•	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes. This summary is generally limited to holders that acquire the notes pursuant to this offering at their initial offering price and hold the notes as “capital assets” (generally, property held for investment) for United States federal income tax purposes. This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the United States federal alternative minimum tax, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, persons whose functional currency is not the United States dollar, and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The United States federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Department of Treasury (“Treasury”) regulations, court decisions, and rulings and pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change, or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for United States federal income tax purposes.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the United States federal estate or gift tax laws.

 Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Payments of Interest

Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

Original Issue Discount

It is expected that the notes will not be issued with an issue price that is less than their stated principal amount by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount (“OID”) rules. If, however, the stated principal amount of the notes exceeds their issue price by more than the statutory de minimis amount, U.S. holders will be required to include OID in income for United States federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. holders’ method of accounting. As a result, U.S. holders may be required to include OID in taxable income prior to the receipt of cash by such U.S. holders.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss on the sale, redemption, exchange or other taxable disposition of a note in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such note (less an amount attributable to any accrued but unpaid interest, which will be treated as a payment of interest for United States federal income tax purposes) and (ii) the U.S. holder’s adjusted tax basis in the note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. In general, a U.S. holder’s adjusted tax basis in a note will equal the amount paid for the note. Such gain or loss recognized by a U.S. holder on a disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year. Under current United States federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning these tax law provisions.

Medicare Tax

For taxable years beginning after December 31, 2012, new Section 1411 of the Code generally imposes a 3.8% Medicare tax on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, redemption, exchange or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the notes or proceeds from the disposition of the notes may be subject to information reporting and may also be subject to United States federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable United States information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, interest paid on a note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to United States federal income tax or withholding tax; provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder; we or our agent do not have actual knowledge or reason to know that the beneficial owner of the note is a United States person; and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for United States federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provides the proper variant of IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-United States status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% United States federal tax withholding unless (i) the interest is effectively connected with a United States trade or business of such non-U.S. holder and such non-U.S. holder satisfies the applicable certification requirements (as discussed below) or (ii) such holder provides us with a properly executed variant of IRS Form W-8 claiming an exemption from (or reduction of) withholding under the benefit of an applicable tax treaty.

If interest on a note is effectively connected with a United States trade or business of a non-U.S. holder and, if required by an applicable tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to United States federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, any gain recognized by a non-U.S. holder on the disposition of a note (other than amounts attributable to accrued and unpaid interest, which are treated as described under “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to United States federal income tax or withholding, unless:

•
the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder is subject to Code provisions applicable to certain United States expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the disposition of the notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding with respect to payments on the notes or proceeds from the disposition of the notes. Information returns generally will be filed with the IRS, however, in connection with payments of interest on the notes to non-U.S. holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The United States federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated and JMP Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of notes set forth opposite their respective names below.

Underwriters	Principal Amount of Notes
UBS Securities LLC	$18,000,000
Stifel, Nicolaus & Company, Incorporated	12,000,000
JMP Securities LLC	4,000,000
Sterne, Agee & Leach, Inc.	2,000,000
Keefe, Bruyette & Woods, Inc.	2,000,000
MLV & Co. LLC	2,000,000
Total	$40,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

We have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $0.50 per note. The underwriters may allow, and those dealers may reallow, a discount not in excess of $0.45 per note to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $450,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE and expect trading in the notes to begin within 30 days of January 25, 2013, the original issue date. We have been advised by the underwriters that they presently intend to make a market in the notes should the notes not be approved for listing. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Option to Purchase Additional Notes

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $6.0 million principal amount of the notes from us at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, the underwriters will be obligated, subject to certain conditions, to purchase an additional principal amount approximately proportionate to such underwriters’ initial purchase commitment.

No Sales of Similar Securities

We have agreed that we will not, for a period of thirty days after the date of this prospectus supplement without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or certain securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Conflicts of Interest

JMP Securities LLC, our wholly-owned subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which JMP Securities LLC participates will conform to the requirements set forth in FINRA Rule 5121 and/or any other rule which might complement, substitute or supersede FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. UBS Securities LLC (“UBS”) has assumed the responsibilities of acting as the qualified independent underwriter in this offering.  UBS will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering.  We have agreed to indemnify UBS against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Additionally, client accounts over which JMP Securities LLC or any affiliate has investment discretion are not permitted to purchase the notes, either directly or indirectly, without the specific written approval of the accountholder.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about January 25, 2013, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)           to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)           to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)           in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement (File No. 333-183619) we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The reports and other information we file with the SEC also are available through our website, www.jmpg.com. The information on our website is not part of this prospectus.

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

The following documents, which we filed with the SEC, are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012; and

•	our Current Report on Form 8-K filed on June 4, 2012.

Documents incorporated by reference are available without charge, excluding all exhibits unless we specifically incorporated by reference an exhibit in this prospectus supplement. You may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following addresses and telephone numbers:

JMP Group Inc.
Attention: Andrew Palmer
600 Montgomery Street, Suite 1100
San Francisco, California 94111
(415) 835-8978
apalmer@jmpg.com

LEGAL MATTERS

Certain legal matters with regard to the notes offered by this prospectus supplement will be passed upon by Morrison & Foerster LLP, San Francisco, California, counsel to JMP Group Inc.  The underwriters have been represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

JMP Group Inc.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of JMP Group Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

New York Mortgage Trust, Inc.

The audited consolidated financial statements of New York Mortgage Trust, Inc. as of and for the years ended December 31, 2009, December 31, 2010, December 31, 2011, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

JMP Group Inc.

$100,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

We may offer and sell from time to time, in one or more transactions, common stock, preferred stock, debt securities, warrants, rights and units that include any of these securities. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of debt securities, preferred stock, rights or warrants.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “JMP.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2012.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities described in this prospectus, we will provide a prospectus supplement, or information that is incorporated by reference into this prospectus, containing more specific information about the terms of the securities that are being offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012;

•	Our Current Report on Form 8-K filed with the SEC on June 4, 2012;

•
The description of our common stock contained in the Registration Statement on Form S-1, which became effective on May 10, 2007, including any amendment or report filed for the purposes of updating such description; and

•
All documents filed by JMP Group Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.

In addition, all documents filed by JMP Group Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Investor Relations; telephone (415) 835-8978.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents we incorporate by reference therein or that are deemed to be a part thereof, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. They also include statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure or other financial terms. For a non-exhaustive list of certain forward-looking statements that are incorporated by reference into or deemed to be a part of this prospectus and any prospectus supplement, please refer to the “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” and in other sections of (i) our Annual Report on Form 10-K for the year ended December 31, 2011, (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, (iii) our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus and any prospectus supplement, or (iv) any prospectus supplement to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference therein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in, or incorporated by reference into, this prospectus, the applicable prospectus supplement, and any related free writing prospectus. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants exercisable for debt securities, common stock or preferred stock;

•	or rights to purchase any of such securities; and

•	units of debt securities, common stock, preferred stock, rights or warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws and other applicable law. See “Available Information.”

Pursuant to our amended and restated articles of incorporation, we are currently authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The authorized shares of our common stock and preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required, our board of directors may determine not to seek stockholder approval.

Common Stock

Dividends

Subject to provisions of the Delaware General Corporation Law, or the DGCL, and to any future rights which may be granted to the holders of any series of our preferred stock, dividends are paid on our common stock when and as declared by our board of directors out of funds legally available for dividend payments.

Voting rights

Each holder of shares of our common stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Holders of our common stock are not entitled to cumulative voting rights.

Liquidation

If we are liquidated, holders of our common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any of our preferred stock that may be outstanding at that time.

Preemptive rights

The holders of our common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of the common stock.

Preferred Stock

Shares of our preferred stock may be issued in one or more series, and our board of directors is authorized to determine the designation and to fix the number of shares of each series. Our board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of our preferred stock.

Prior to the issuance of shares of a series of preferred stock, our board of directors will adopt resolutions and file a certificate of designation with the SEC. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	the maximum number of shares in the series and the distinctive designation;

•	voting rights, if any, of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•
the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, another series of preferred stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable, of the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	liquidation preferences;

•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of preferred stock may, except as otherwise expressly provided in any prospectus supplement, document incorporated by reference or any free writing prospectus, as applicable, vary in any and all respects as fixed and determined by the resolution or resolutions of our board of directors or any committee thereof, providing for the issuance of the various series; provided, however, that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our board of directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the common stock, and each holder of shares of our common stock who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder’s name on our books.

Certain Anti-Takeover Matters

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

No Written Consent of Stockholders

Our charter requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change of control of us.

Delaware Takeover Statutes

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; a

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•
any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation provides that a director of ours will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our amended and restated bylaws also provide for indemnification, to the fullest extent permitted by law, by us of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our amended and restated bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of ours to the extent and effect determined by the board of directors to be appropriate and authorized by the Delaware General Corporation Law. Our amended and restated bylaws also permit us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “JMP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, N.A.
DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture, to be entered into between us and an entity, identified in the applicable prospectus supplement, as trustee, under which the debt securities are to be issued from time to time. We have filed a form of the base indenture as an exhibit to the registration statement of which this prospectus is a part. When the debt securities are offered in the future, the applicable offering material will explain the particular terms of those securities and the extent to which the general provisions may apply. The base indenture, as it may be supplemented, amended or modified from time to time, is referred to in this prospectus as the “indenture.” Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. In this section of the prospectus, the term “the Company” refers only to JMP Group Inc. and not to any of its subsidiaries.

This summary and any description of the indenture and any debt securities in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of the indenture, any indenture supplement and the terms of the debt securities, including, in each case, the definitions therein of certain terms. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of debt securities. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the applicable offering material. As indicated in the applicable offering material, the debt securities will be either senior debt or subordinated debt.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement, documents incorporated by reference, or free writing prospectus with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into, or exchange the debt securities for, other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•
the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

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if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants, units or rights;

•	any trustees and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of the Company;

•	whether such debt securities will be guaranteed and the terms thereof;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable offering material. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to a series of debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d) make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security. The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

(b) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

(c) to establish the form and terms of debt securities issued thereunder;

(d) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g) to add any additional events of default with respect to all or any series of debt securities;

(h) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j) to pledge to the trustee as security for the debt securities of any series any property or assets;

(k) to add guarantees in respect of the debt securities of one or more series;

(l) to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(m) to provide for certificated securities in addition to or in place of global securities;

(n) to qualify such indenture under the Trust Indenture Act of 1939, as amended;

(o) with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in the Company’s offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

(p) to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

Events of Default

Unless otherwise provided in any applicable prospectus supplement, documents incorporated by reference or free writing prospectus, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a) default for 30 days in the payment when due of interest on, or any additional amount in respect of, any series of debt securities;

(b) default in the payment of principal or any premium on any series of the debt securities outstanding under the indenture when due;

(c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(d) failure by the Company for 60 days after receipt by registered or certified mail of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(e) certain events of bankruptcy, insolvency or reorganization of the Company; and

(f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. Any past or existing default or event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default”, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its powers under such indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. The Company will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports. So long as any debt securities of a particular series are outstanding under the indenture, the Company will file with the trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at the option of the Company, (b) the holder of debt securities may cause the Company to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may satisfy and discharge its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and pays all other sums payable by it under such indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “—Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) the Company has irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f) if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g) any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or no debt securities of such series are outstanding:

(a) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d) the defeasance or covenant defeasance provisions of the indenture.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, common stock, preferred stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference or free writing prospectus as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement information, incorporated by reference or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference or free writing prospectus, may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporate by reference or free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement, information incorporated by reference or free writing prospectus. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Warrants may be exercised as set forth in the applicable prospectus supplement, information incorporated by reference or free writing prospectus. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, information incorporated by reference or free writing prospectus, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase our debt securities, common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement, information incorporated by reference, or other offering material will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of rights in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the rights agreement and the rights certificates. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	In the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;

•	In the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, common stock, preferred stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, common stock, preferred stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including, but not limited to, the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The provisions described in this section, as well as those described under “Description of Debt Securities” and “Description of Capital Stock,” will apply, as applicable, to any rights we offer.

DESCRIPTION OF UNITS

General

We may issue units composed of any combination of our debt securities, common stock, preferred stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or free writing prospectus as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or information incorporated by reference will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file these documents with the SEC for incorporation by reference into this prospectus, as applicable. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.  For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, and cumulative effect of a change in accounting principle adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries that did not have fixed charges.  Fixed charges consist of interest expense primarily related to borrowings under our credit facility and interest expense paid to the note holders in our consolidated JMP Credit CLO.

	Six Months Ended June 30, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009

Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges	$(2,854,566)		$(4,540,518)		$18,589,575		$12,265,841

Fixed charges:
Interest expense on all indebtedness	$19,486,259		$35,747,267		$33,687,462		$25,924,278

Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees and noncontrolling interest in pre-tax income (loss) of subsidiaries with no fixed charges, plus fixed charges (1)	$16,631,693		$31,206,749		$52,277,037		$38,190,119

Ratio of earnings to fixed charges (1)	0.85	x	0.87	x	1.55	x	1.47	x

1)
The ratio of earnings to fixed charges was computed by dividing earnings available for fixed charges by fixed charges.  Fixed charges consist of interest expense primarily related to borrowings under our credit facility and interest expense paid to the note holders in our consolidated JMP Credit CLO.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, we intend to use the net proceeds from the sale of securities for general corporate purposes.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, through rights offerings, or otherwise. We will describe the terms of the offering of the securities in a prospectus supplement, information incorporated by reference or free writing prospectus, including:

•	the name or names of underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

JMP Securities LLC, our wholly-owned subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which JMP Securities LLC participates will conform to the requirements set forth in FINRA Rule 5121 and/or any other rule which might complement, substitute or supersede FINRA Rule 5121. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the offering proceeds.

VALIDITY OF THE SECURITIES

Morrison & Foerster LLP, San Francisco, California, will pass upon the validity of the securities offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$40,000,000

JMP GROUP INC.

8.00% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

UBS Investment Bank
Stifel Nicolaus Weisel
JMP Securities
Sterne Agee
Keefe, Bruyette & Woods
MLV & Co.

January 17, 2013